Exhibit 5.1

December 13, 2021

Enochian biosciences, inc.

200 Century Park East, Suite 906

Los Angeles, CA 90067

Ladies and Gentlemen:

We are counsel to Enochian BioSciences, Inc., a Delaware corporation (the “Company”), and we have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration for resale under the Securities Act of an aggregate of up to 7,181,694 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) 2,638,608 shares of Common Stock reserved for future issuance under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 4,017,161 shares of Common Stock (the “2019 Plan Shares”) that may be issued upon the exercise of stock options outstanding under the 2019 Plan, (iii) 525,925 shares of Common Stock (the “2014 Plan Shares”, and together with the 2019 Plan Shares, the “Option Shares”) that may be issued upon the exercise of stock options outstanding under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”, and, together with the 2019 Plan, the “Plans”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined and relied on (i) a signed copy of the Registration Statement, (ii) the Plans, (iii) the Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, each as currently in effect, (iv) the Company’s stock ledger, and (v) the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the accuracy and completeness of each document furnished to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of all such originals, the legal competence of all signatories to such documents, and the genuineness of all signatures. In rendering our opinion below, we also have assumed that (a) the Company will have sufficient authorized and unissued or treasury shares of Common Stock at the time of issuance of the Shares, (b) all Shares will be evidenced by certificates or the Company’s Board of Directors will have adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (c) the issuance of the Shares will be duly noted in the Company’s stock ledger upon issuance, (d) the Company will receive consideration for each of the Shares at least equal to the par value of such share of Common Stock and in the amount required by the Plans, as applicable, and (e) that the 2014 Plan was duly authorized. We have not verified any of those assumptions.

K&L GATES LLP

SOUTHEAST FINANCIAL CENTER 200 SOUTH BISCAYNE BLVD., SUITE 3900 MIAMI FL 33131

T +1 305 539 3300 F +1 305 358 7095 klgates.com

505167333.1

K&L Gates LLP

December 13, 2021

Our opinion is limited to the DGCL. The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that the Shares, when issued in accordance with the terms of the Plans will be validly issued, fully paid and nonassessable.

Our opinion is subject to the effects of general principles of equity, whether considered in a proceeding at law or equity.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 6.01(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm wherever appearing in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP